SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2003

CASH TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-24569	95-4558331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1434 West 11th Street Los Angeles, California	90015
(Address of principal executive offices)	(Zip Code)

(213) 745-2000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Item 5.	Other Items
Item 9	Regulation FD Disclosure

Cash Technologies, Inc. was advised that its registration statement on Form SB-2 was declared effective yesterday by the Securities and Exchange Commission. Cash Technologies is not offering any shares for sale and will not receive any proceeds from the sale of the shares described in the registration statement unless the warrants and options held by investors are exercised for cash, as further described below. The registration statement was filed to provide shareholders, warrant and option holders and holders of outstanding convertible notes and preferred stock the ability to resell their shares under the Securities Act of 1933.

The registration statement, on Form SB2, provides for the potential resale of an aggregate of 11,217,005 shares of common stock in four categories:

(a) Approximately 5.4 million shares previously issued and already included in the Company’s 7,236,765 currently issued and outstanding shares as of July 1, 2003; and

(b) Approximately 4.2 million shares underlying warrants and options with exercise prices ranging from $0.01 to $13.00 that would, if exercised, result in gross cash proceeds to the Company of $8,399,880; and

(c) Approximately 888,000 shares underlying preferred securities with conversion prices ranging from $1.04 to $9.50; and

(d) Approximately 738,000 shares underlying convertible notes with conversion prices ranging from $2.50 to $9.50.

Only categories (c) and (d) represent a potential increase of the Company’s share capital without additional proceeds to the Company. If all such securities were converted to Common Stock the Company’s total outstanding shares would be approximately 8.8 million shares.

A copy of the registration statement, which includes disclosures and risk factors applicable to a purchase of the securities, can be obtained from the SEC’s website (www.sec.gov).

Sales of the underlying shares held by the selling shareholders may be made only in accordance with applicable regulations, including Regulation M, and must be accompanied with a selling shareholder prospectus, which is included in the registration statement. The Company intends to provide copies of the prospectus to each selling shareholder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8K to be signed on its behalf by the undersigned hereunto duly authorized.

CASH TECHNOLOGIES, INC. (Registrant)

By:	/s/ EDMUND KING
Edmund King Chief Financial Officer

Dated: July 16, 2003